UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2015

CF Industries Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32597 (Commission File Number)	20-2697511 (I.R.S. Employer Identification No.)

4 Parkway North, Suite 400 Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 405-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On August 11, 2015, a wholly-owned subsidiary of CF Industries Holdings, Inc. (the “Company”), CF Industries Nitrogen, LLC (“CFN”), entered into a supply agreement (the “Supply Agreement”) with CHS Inc. (“CHS”) for the purchase of granular urea and urea ammonium nitrate solution (“UAN”). On August 11, 2015, CF Industries Sales, LLC (“CFS”), a wholly-owned subsidiary of the Company and the sole member of CFN, entered into an Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) with CHS, pursuant to which CHS agreed to invest $2.8 billion in cash in exchange for an approximately 11.4% limited liability company membership interest in CFN, subject to the satisfaction of certain conditions.

Supply Agreement

The Supply Agreement has an 80 year term and may only be terminated by mutual agreement of the parties or as a remedy for an event of default.

Under the Supply Agreement, CHS has the right, but not the obligation, to purchase granular urea and UAN up to a specified annual quantity. The sale and delivery of granular urea and UAN that CHS elects to purchase is subject to scheduling by forecasts that permit a degree of flexibility in the purchase and acceptance of product quantities. Periodic forecasts become firm monthly schedules, as further described below. Deliveries of product are made either at the applicable CFN production facility, or to a destination nominated by CHS. Transport logistics are factored into the sales price for the applicable product, as further described below.

The periodic forecasts described above, which take into account planned outages at the applicable production facilities, become firm monthly schedules, and a failure to deliver or failure to take by a party in accordance with a firm monthly schedule will, subject to customary force majeure exceptions, result in the defaulting party being liable to the other party for the difference between the contract price for the affected shipment and the actual market price achieved to sell to, or to source replacement product from, third parties.

Products are delivered with customary title and specification warranties. Title and risk of loss to product pass from CFN to CHS at the applicable delivery point, although CFN remains liable for off-specification product that is identified within a limited period of delivery. CFN is responsible for paying all taxes imposed on or with respect to the product before or at the applicable delivery point.  CHS is responsible for paying all taxes imposed on or with respect to the product after the applicable delivery point.

The Supply Agreement provides for a market price that is calculated based upon third party sales at the place of shipment plus actual freight costs. Each party provides customary indemnification to the other party, including that CFN indemnifies CHS with respect to the operation of the applicable production facilities.

The Supply Agreement includes event of default provisions addressing uncured payment failures, bankruptcy events and uncured failures by a party to perform covenants or obligations (subject to customary limitations and cure period), and is governed by New York law. The parties’ respective rights to injunctive and equitable relief are preserved with respect to their respective sale and purchase obligations.

LLC Agreement

On August 11, 2015, CFS entered into the LLC Agreement with CHS.  The LLC Agreement provides for the investment by CHS of $2.8 billion in cash in exchange for an approximately 11.4% limited liability company membership interest in CFN, subject to the satisfaction of certain conditions.

The LLC Agreement provides that the closing date for CHS’ investment (the “Closing Date”) will occur on the later of February 1, 2016 or the third business day after the satisfaction or waiver (to the extent permitted by law) of certain conditions set forth in the LLC Agreement, including conditions relating to the absence of any injunction or other order by a court or other governmental authority or law that prohibits or makes illegal the consummation of the investment transaction, the execution by the parties of certain ancillary agreements, the accuracy in all material respects of the representations and warranties of the parties in the LLC Agreement, and the performance by the parties in all material respects of their obligations required under the LLC Agreement to be performed prior to the Closing Date. In addition, either party may terminate the LLC Agreement if conditions with respect to the confirmation of certain tax and financial accounting matters relating to the investment transaction are not satisfied by specified dates.

The LLC Agreement provides that the purpose of CFN is to (i) develop, own, operate and maintain manufacturing facilities for nitrogen, methanol and related products, including production facilities owned (or planned to be owned by the

Closing Date) by CFN located in Donaldson, Louisiana, Port Neal, Iowa, Yazoo City, Mississippi and Woodward, Oklahoma (collectively, the “Assets”), (ii) perform its obligations under the Supply Agreement, a supply agreement to be entered into between CFN and CFS (the “CFS Supply Agreement”) and any other supply agreements entered into by CFN upon approval of its board of managers (the “Board of Managers”) and (iii) enter into and perform its obligations under certain ancillary agreements to be entered into by the parties in connection with the LLC Agreement.

Except with respect to matters expressly requiring the approval of the members of CFN, the LLC Agreement provides that the business and affairs of CFN will be managed exclusively by the Board of Managers, which is comprised of four managers appointed by CFS and one manager appointed by CHS (or a permitted transferee of CHS designated by it). A majority of the managers will constitute approval of the Board of Managers on all matters.

An affirmative vote of CFS and CHS (or a permitted transferee of CHS designated by it) will be required to approve (i) the sale, transfer or other disposition of all or substantially all of the assets, properties and business of CFN, (ii) the merger of CFN with any person that is not an affiliate of CFN or any member of CFN, (iii) the dissolution of CFN, (iv) certain amendments to the LLC Agreement, (v) a change in the legal domicile of the CFN from Delaware to any other jurisdiction and (vi) any election by CFN to be treated other than as a partnership for federal income tax purposes.

CFS will be permitted, but not required, to contribute additional assets to (and withdraw assets from) CFN from time to time, in its sole discretion, except that CFS will be required at all times to (i) maintain sufficient assets in CFN such that CFN’s facilities have aggregate capacity to produce at least 2 million nutrient tons of fertilizer product (the “Minimum Production Requirements”) and (ii) maintain a liquidity facility, in the form of cash on hand, standby letter of credit, demand line of credit issued by the Company or similar borrowing facility, with availability of at least $427 million (the “Liquidity Facility”) to be used solely to make distributions to CHS required pursuant to the LLC Agreement.  If CFN requires additional capital for any capital expenditures, repair or replacement costs or increased operation costs in order for CFN’s facilities to satisfy the Minimum Production Requirements, the LLC Agreement provides that CFS is required to make additional capital contributions in the amount determined by the Board of Managers to permit such operation.

Distributions will be made by CFN on a semiannual basis (i) first to each of CFS and CHS in an amount equal to 1% of the net profits of CFN and (ii) second to CFS and CHS in an amount that is based on the volume of granular urea and UAN purchased by either party or its permitted assigns pursuant to the applicable supply agreement.  To the extent the net profits of CFN exceed (i) and (ii) above, an amount equal to such excess will be distributed by CFN to CFS, less the amount of any intercompany loan obligations owed by CFN to CFS or its affiliates. If, at the time that distributions are payable by CFN pursuant to the LLC Agreement, CFN does not have sufficient cash on hand to pay the amount due to CHS in accordance with (ii) above, CFN will be required to draw upon the Liquidity Facility, up to the amount available under the Liquidity Facility, for any shortfall and immediately distribute such amounts solely to CHS.

Net profits, losses and deductions of CFN will be allocated to the capital account of each of its members substantially in accordance with the foregoing cash distribution priorities. No member will have an obligation to restore any deficit capital account balance upon the dissolution or other liquidation of CFN or otherwise.

CFS is not permitted to transfer all or any part of its membership interest at any time.  The LLC Agreement provides that until the first anniversary of the Closing Date, CHS may not transfer all or any part of its membership interest in CFN, other than transfers to affiliates of CHS. At any time from and after the first anniversary of the Closing Date, CHS may transfer all or a portion, at least equal to one third of, its membership interest in CFN for cash consideration to third parties that are not competitors of CFN as set forth in the LLC Agreement (“Competitors”), subject to a customary right of first refusal in favor of CFS with respect to the purchase the membership interest proposed to be transferred. Pledges, mortgages, assignments by way of security or other forms of security interest in a member’s membership interest for indebtedness for borrowed money will not be deemed to be a transfer for this purpose.  No member will have the right to resign or withdraw from CFN, other than in connection with a permitted transfer of its membership interest.

The provisions in the LLC Agreement restricting the transfer of membership interests do not restrict CFS or CHS from assigning its rights to purchase products from CFN under the Supply Agreement or the CFS Supply Agreement, respectively, to a third party that is not a Competitor. The LLC Agreement also includes an express agreement that consent to a transfer of a membership interest in CFN to a third party may not be conditioned on transfer or assignment of the Supply Agreement or the CFS Supply Agreement, as applicable, to such transferee, and nothing in the LLC Agreement requires any transferee to be a party to the Supply Agreement or the CFS Supply Agreement.

Pursuant to the LLC Agreement, the Board of Managers may authorize the issuance of additional limited liability company membership interests and the admission of additional members, subject to an obligation to offer CHS the right to purchase the additional membership interests issued on the same terms and subject to the same conditions as agreed with the prospective additional member.  If CHS elects to purchase such additional membership interests. CHS also must enter into a supply agreement with CFN on the same terms and conditions as the supply agreement that is to be entered into by and between the prospective additional member and CFN.

The LLC Agreement includes covenants requiring CFN to take certain steps to maintain and document its legal separateness from its members and its affiliates.

Pursuant to the LLC Agreement, CFN will be required to provide its members with audited annual and unaudited quarterly financial statements in a timely manner and a copy of its annual budget within 60 days after the beginning of the fiscal year. CFN will also be required to cooperate with the reasonable requests of CHS with respect to financial and tax reporting.

The Board of Managers will be permitted to amend the LLC Agreement without the consent of CHS (including to reflect the admission of additional members to the extent such changes do not adversely affect the economic rights of other members), except that CHS’ consent (or consent of its permitted transferee designated by CHS) is required to amend particular provisions of the LLC Agreement.

The LLC Agreement may be terminated at any time prior to the Closing Date (i) by mutual agreement of CFS and CHS, (ii) by either CFS or CHS if the conditions to its obligation to consummate the investment transaction have become incapable of being satisfied and (iii) in connection with either party’s failure to confirm or waive confirmation of certain tax and financial accounting matters as noted above. If the LLC Agreement is terminated prior to the Closing Date, the Supply Agreement and all ancillary agreements entered into by the parties will also automatically terminate.

The LLC Agreement is governed by Delaware law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2015	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
		Name:	Douglas C. Barnard
		Title:	Senior Vice President, General
Counsel, and Secretary